UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Base Salary for Named Executive Officers

On February 3, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Tandem Diabetes Care, Inc. (the “Company”), approved fiscal year 2014 base salary compensation for Mr. John Cajigas, the Company’s Chief Financial Officer, and Mr. Robert A. Anacone, the Company’s Executive Vice President and Chief Commercial Officer and recommended that the Board approve the 2014 base salary compensation for Mr. Kim Blickenstaff, the Company’s Chief Executive Officer. Mr. Blickenstaff’s base salary was approved by the Board on February 7, 2014. The base salary amounts received for fiscal year 2013 and to be received for fiscal year 2014 by Messrs. Blickenstaff, Cajigas and Anacone are set forth opposite their names in the table below.

Name	2013 Base Salary	2014 Base Salary(1)
Kim D. Blickenstaff	$400,000	$550,000
John Cajigas	$300,000	$350,000
Robert B. Anacone	$325,000	$350,000

(1)	Increases are effective as of February 8, 2014 and are not retroactive.

Determination of Cash Bonuses Under 2013 Cash Bonus Plan

On February 7, 2014, the Board approved the payout of a cash bonus to Messrs. Blickenstaff, Cajigas and Anacone pursuant to the terms of the Company’s 2013 Cash Bonus Plan. Under the terms of that plan, incentives may be earned based on the Company’s total revenue for fiscal year 2013 as compared to a 2013 revenue target, provided that the Company also does not exceed a maximum operating loss threshold. However, under the terms of the 2013 Cash Bonus Plan, the Board and the Committee also retain the flexibility to consider other factors deemed appropriate in their discretion.

The amounts awarded to Messrs. Blickenstaff, Anacone and Cajigas under the 2013 Cash Bonus Plan are set forth opposite their names in the table below:

Name	2013 Cash Bonus
Kim D. Blickenstaff	$87,500
John Cajigas	$67,200
Robert B. Anacone	$69,738

The foregoing summary of the terms of the 2013 Cash Bonus Plan does not purport to be complete and is qualified in its entirety by the terms of the 2013 Cash Bonus Plan, which was previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-191601).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.
Date: February 7, 2014
/s/ David B. Berger
David B. Berger
General Counsel